Exhibit 99.1

Monroe Capital Corporation Receives SBA Green Light Letter and Submits Application for SBIC License

Chicago, Ill., July 2, 2013 – Monroe Capital Corporation (NASDAQ: MRCC) (the “Company”) today announced the receipt of a green light letter from the U.S. Small Business Administration (“SBA”) inviting the Company to continue its application process to obtain a license to form and operate a Small Business Investment Company (“SBIC”) subsidiary. The Company has completed and submitted its application to the SBA.

If approved, the license would provide the Company with an incremental source of attractive long-term capital through the use of SBA debentures. This would be the second SBIC license held by affiliates of Monroe Capital LLC. However, receipt of a green light letter from the SBA does not assure an applicant that the SBA will ultimately issue an SBIC license and the Company has received no assurance or indication from the SBA that it will receive an SBIC license, or of the timeframe in which it would receive a license, should one ultimately be granted.

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC is a leading provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE: Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Kelly Holman
BackBay Communications
(212) 209-3844
Email: kelly.holman@backbaycommunications.com

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